EXHIBIT 8
                       FRIDAY, ELDREDGE & CLARK
                    2000 First Commercial Building
                        400 West Capitol Avenue
                   Little Rock, Arkansas  72201-3493




     Barnett Grace
     Chairman of the Board
     First Commercial Corporation
     400 W. Capitol Avenue
     Little Rock, AR 72201

     Wallace W. Fowler
     Chairman of the Board
     Southwest Bancshares, Inc.
     2400 East Highland Drive
     Jonesboro, AR 72401

          Re:  Merger of Southwest Bancshares, Inc. with and into
               First Commercial Corporation

     Gentlemen:

          You have asked for our opinion regarding certain federal income tax consequences in connection with the proposed merger of Southwest Bancshares, Inc. ("SBI"), an Arkansas corporation, with and into First Commercial Corporation ("First Commercial"), an Arkansas corporation, pursuant to a Plan and Agreement of Merger dated as of December 20, 1996 (the "Merger Agreement").

          This  opinion  is  based   upon  the  following   factual
     assumptions:

          (a)  First  Commercial   and  SBI  are   engaged  in  the
     business of operating as bank holding companies under the laws of the State of Arkansas and the federal laws of the United States.

          (b) Upon the effective date of the merger, the shareholders of SBI (other than SBI shareholders who exercise dissenters' rights under applicable state law), will receive approximately 13.91278 shares of First Commercial voting common stock in exchange for each outstanding share of SBI common stock. First Commercial will make a cash payment to shareholders of SBI in lieu of issuing fractional shares of First Commercial common stock. SBI shares of common stock having a value equal to at least fifty percent (50%) of the value of the outstanding shares of SBI common stock shall be exchanged in the merger solely for First Commercial common stock.

          (c) SBI presently has, and within the last three (3) years has had, only one class of capital stock outstanding, all of which is common stock having a par value of $1.00 per share.

          (d) SBI will be merged with and into First Commercial pursuant to laws of the State of Arkansas and the separate existence of SBI shall cease and First Commercial shall continue as the surviving corporation with all the assets and liabilities of SBI and First Commercial combined. First Commercial will continue to carry on the business previously conducted by it.

          (e) The First Commercial common stock to be received by the SBI shareholders in connection with the merger will be voting common stock with all of the rights normally accorded to First Commercial common stockholders.

          (f) The merger is being consummated for valid business reasons germane to the business of the parties, separate and apart from tax purposes.

          (g) The fair market value of the First Commercial common stock to be received by each SBI shareholder will be approximately equal to the fair market value of the SBI stock surrendered in the exchange.

          (h) There is no plan or intention by the shareholders of SBI to sell, exchange, or otherwise dispose of a number of shares of First Commercial common stock received in the transaction that would reduce the SBI shareholders' ownership of First Commercial stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the outstand-ing stock of SBI as of the same date. For purposes of this assumption, shares of SBI stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of First Commercial stock, will be treated as outstanding SBI stock on the date of the transaction. Moreover, shares of SBI stock and shares of First Commercial stock held by SBI shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption. There will have been no transfers, in the aggregate, of more than fifty percent (50%) of the value of the SBI stock prior to the effective date of the merger which were made in contemplation of the merger.

          (i)  First  Commercial  has  no   plan  or  intention  to
     reacquire any of its stock issued in the transaction.

          (j) First Commercial has no plan or intention to sell or otherwise dispose of any of the assets of SBI acquired in the transaction, except for dispositions made in the ordinary
     course  of  business  or  transfers   described  in  I.R.C.
     Section 368(a)(2)(C), and except for a  possible divestiture of
     assets required  by  governmental  authorities,   which
     divestitures shall not exceed, in the aggregate, fifty percent (50%) of the value of the assets of SBI.

          (k) The liabilities of SBI assumed by First Commercial and the liabilities to which the transferred assets of SBI are subject were incurred by SBI in the ordinary course of its business. The assumption by First Commercial of the liabilities of SBI pursuant to the merger will be for a bona fide business purpose and not for the purpose of avoiding federal income tax. No liabilities of any person other than SBI shall be assumed by First Commercial in the merger, and none of the shares of SBI stock surrendered in the merger in exchange for First Commercial stock will be subject to any liabilities.

          (l) Following the transaction, First Commercial will continue the historic business of SBI or use a significant portion of SBI's historic business assets in a business.

          (m) First Commercial, SBI and the shareholders of SBI will pay their respective expenses, if any, incurred in connection with the transaction.

          (n) There is no intercorporate indebtedness existing between First Commercial and SBI that was issued, acquired, or will be settled at a discount.

          (o) No two parties to the transaction are investment companies as defined in I.R.C. Section 368(a)(2)(F)(iii) and
     (iv).

          (p) SBI is not under the jurisdiction of a court pursuant to a case under Title XI of the United States Code, or a receivership, foreclosure, or other similar proceeding in a federal or state court.

          (q) The fair market value of the assets of SBI transferred to First Commercial will exceed the sum of the liabilities assumed by First Commercial, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (r) No fractional share interests in First Commercial common stock will be issued in connection with the transaction. The payment of cash in lieu of fractional shares of First Commercial common stock is solely for the purpose of avoiding the expense and inconvenience to First
     Commercial of issuing fractional shares and does not represent separately bargained-for consideration.

          (s)  None   of   the   compensation   received   by   any
     shareholder-employee of SBI will be separate consideration for, or allocable to, any of his or her shares of SBI stock.

          (t) None of the shares of First Commercial stock received by any shareholder-employee of SBI will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's length for similar services.

          Based upon the foregoing factual representations and assumptions, and subject to the comments and qualifications expressed herein, we are of the opinion that:

               1.   The   proposed   merger   will   constitute   a
     reorganization with the meaning of I.R.C. Section 368(a)(1)(A).

               2. SBI and First Commercial will each be "a party to a reorganization" within the meaning of I.R.C. Section 368(b).

               3. No gain or loss will be recognized by SBI on the transfer of its assets to First Commercial in exchange for First Commercial common stock and the assumption by First
     Commercial of  the liabilities,  if any,  of SBI.   I.R.C.
     Sections 357(a) and 361(a).

               4. No gain or loss will be recognized by First Commercial upon the receipt of the assets of SBI in exchange for First Commercial common stock. I.R.C. Section 1032(a).

               5. The basis of the assets of SBI acquired by SBI will be the same in the hands of First Commercial as the basis of such assets in the hands of SBI immediately prior to the exchange. I.R.C. Section 362(b).

               6. The holding period of the assets of SBI in the hands of First Commercial will, in each instance, include the
     period  for which  such  assets were  held by  SBI.   I.R.C.
     Section 1223(2).

               7. No gain or loss will be recognized by the shareholders of SBI upon the exchange of SBI common stock
     solely  for   First  Commercial  common   stock.   I.R.C. Section
     354(a)(1).

               8. The basis of the First Commercial common stock received by the shareholders of SBI will be the same as the basis of the SBI stock surrendered in exchange therefor. I.R.C. Section 358(a)(1).

               9. The holding period of the First Commercial common stock received by the shareholders of SBI will include the period during which the SBI stock surrendered in exchange therefor was held, provided the stock of SBI is a capital asset in the hands of the shareholders of SBI on the date of the exchange. I.R.C. Section 1223(1).

               10. Where a shareholder of SBI dissents to the proposed transaction and receives solely cash in exchange for his stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of such shareholder's stock subject to the provisions and limitations of I.R.C. Section 302. Rev. Rul. 74-515, 1974-2 C.B. 118.

               11. The payment of cash to SBI shareholders in lieu of fractional share interests of First Commercial common stock will be treated as if the fractional shares were distributed  as part  of  the exchange  and  then redeemed  by
     First  Commercial.   These cash  payments  will be  treated as
     having been received as distributions in full payment in exchange for the stock redeemed subject to the provisions and
     limitations of  I.R.C. Section 302.   Rev. Rul.  66-365, 1966-2
     C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

          The  opinions  expressed  herein   are  subject  to   the
     following qualifications:

               (i) We have assumed that the express written terms of the Merger Agreement set forth the entire agreement of the parties with respect to the proposed transaction, and that there are no oral or written statements, representations, agreements, or understandings which modify, amend, or vary any of the terms thereof.

               (ii) This  opinion   is  limited   to  the   matters
     expressly set forth herein, and no opinion may be implied or inferred beyond the specific language and scope so stated.

              (iii) The  opinions  expressed  above regarding  tax-
     free reorganization treatment of the merger assume that the SBI shareholders have, and will continue following the merger to maintain, a "continuity of interest" in the business of the SBI, directly through the ownership of SBI stock prior to the merger, and indirectly through the ownership of First Commercial common stock following the merger. For this purpose, a "continuity of interest" shall mean the ownership of stock having a value, as of the date of the transaction, of 50% or more of the value of all of the formerly outstanding stock of SBI on such date.

               (iv) This opinion is based upon the factual assumptions and representations described herein. Accordingly, we shall have no liability in rendering this opinion to the extent it is adversely affected by reason of any such factual assumptions or representations being false or incorrect.

               (v) This opinion is rendered as of the date hereof and is based upon the current version of the Internal Revenue Code, regulations promulgated thereunder, current rulings of the Internal Revenue Service, and applicable case law, and, accordingly, is subject to any changes in such law, regulations, rulings, or judicial decisions occurring after the date of this opinion.

               (vi) This opinion is provided solely for the benefit of First Commercial, SBI and the shareholders of SBI and may not be relied upon by any other person or entity, quoted in whole or in part, filed with any governmental agency, or otherwise referred to or utilized for any other purpose, without, in each instance, or prior written consent. We consent to the use and filing of this opinion in connection with filings to be made with the Federal Reserve

     Board and Securities and Exchange Commission concerning this transaction and in connection with the disclosure documents to SBI shareholders with respect tot he proposed transaction. In addition, we specifically consent to the use of this opinion as an exhibit to First Commercial's Registration Statement on Form S-4 (No. ________), as it may be amended, and consent to such references to our firm as are made therein.

              (vii) This opinion is being furnished as of the date hereof and we have no obligation or duty to update or supplement this opinion by reason of events or changes in applicable law occurring after the date of this letter.

                                   Very truly yours,



                                   FRIDAY, ELDREDGE & CLARK

     FEC/WME/mjs